Exhibit 23.1

KPMG LLP 345 Park Avenue New York, NY 10154-0102

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 1, 2024, with respect to the consolidated financial statements of Sirius XM Holdings Inc. and subsidiaries, and the effectiveness of internal control over financial reporting, incorporated herein by reference.

New York, New York
September 11, 2024

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.